Exhibit 99.1

      Arrow Electronics Prices $350 Million Senior Note Offering


    MELVILLE, N.Y.--(BUSINESS WIRE)--June 24, 2003--Arrow Electronics, Inc. (NYSE:ARW) announced that it has agreed to sell $350 million principal amount of 6.875% Senior Notes due 2013 and expects to close the transaction on June 27, 2003, subject to customary closing conditions. The net proceeds of this offering will be used to repay the company's 8.20% senior notes which mature on October 5, 2003 ($207 million outstanding at March 31, 2003) and for general corporate purposes.
    The notes are being offered under a shelf registration statement previously filed and declared effective with the Securities and Exchange Commission. The offering is being led by Goldman, Sachs & Co., JPMorgan, and Banc of America Securities LLC as joint book-running managers; Credit Suisse First Boston as lead manager; and Fleet Securities, Inc., HSBC, Scotia Capital, and Wachovia Securities as co-managers.
    Arrow Electronics is one of the world's largest distributors of electronic components and computer products and a leading provider of services to the electronics industry. Headquartered in Melville, New York, Arrow serves as a supply channel partner for more than 600 suppliers and over 150,000 original equipment manufacturers, contract manufacturers, and commercial customers through more than 190 sales facilities and 21 distribution centers in 40 countries. Detailed information about Arrow's operations can be found at www.arrow.com.


    CONTACT: Arrow Electronics, Inc.
             Robert E. Klatell, Executive Vice President, 631/847-1830 or
             Eileen M. O'Connor, Vice President, Investor Relations,
              631-847-5740